Putnam Absolute Return 500 Fund, 4/30/14, semi annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	    5,338
Class B	    284
Class C     1,414
Class M	    67

72DD2 (000s omitted)

Class R	    90
Class R5    -
Class R6    80
Class Y	    3,994

73A1

Class A     0.173
Class B     0.088
Class C	    0.088
Class M	    0.112

73A2

Class R	    0.188
Class R5    0.202
Class R6    0.214
Class Y	    0.205


74U1	(000s omitted)

Class A	    31,924
Class B	    3,177
Class C	    15,911
Class M	    609

74U2	(000s omitted)

Class R	    515
Class R5    1
Class R6    391
Class Y	    21,265

74V1

Class A	    11.65
Class B	    11.53
Class C	    11.52
Class M	    11.57

74V2

Class R	    11.55
Class R5    11.72
Class R6    11.71
Class Y	    11.69

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.